Exhibit 99.1

DOLLAR TREE, INC. REPORTS THIRD QUARTER RESULTS
•	Diluted earnings per share increased to $0.68, including non-operating gain from the sale of Ollie’s Holdings, Inc.
•	Diluted earnings per share, excluding the Ollie’s gain, increased 18.6%, to $0.51
•	Consolidated net sales increased 7.8%
•	Comparable store sales increased 1.6%

CHESAPEAKE, Va. – November 15, 2012 – Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended October 27, 2012 (“third quarter”).

Third-Quarter Results
Consolidated net sales for the third quarter were $1.72 billion, a 7.8% increase compared to $1.60 billion reported for the quarter ended October 29, 2011 (“third quarter 2011”).  Comparable store sales increased 1.6%, on top of a 4.8% increase for the third quarter 2011.

Earnings per diluted share for the third quarter were $0.68, including a one-time gain of $0.17 per share relating to the Company’s previously announced sale of its ownership interest in Ollie’s Holdings, Inc.  Absent this gain, diluted earnings per share were $0.51, an increase of 18.6% compared to the $0.43 earnings per diluted share reported for the quarter ended October 29, 2011.

"Sales increased in both basic and variety categories," said President and CEO Bob Sasser.  “Comp store sales were positive every month and we saw sequential improvement from August through October.”

“Operating margin increased significantly and the Company delivered record third quarter earnings per share.”

“I am particularly pleased with the performance of our new stores which have opened at historically higher levels of productivity.  This speaks to the continued relevance of our stores and our focus on the customer.  For millions of shoppers across North America, Dollar Tree is an important destination for extreme-value merchandise and a great shopping experience.  Our stores are ready and in-stock with our best values ever for the Holiday shopping season.”

Operating margin increased 40 basis points for the quarter to 10.7%.

Cash and investments at quarter-end totaled $222.4 million, compared with $280.2 million at the end of the third quarter 2011.  During the third quarter, the Company repurchased 3.3 million shares for $149.8 million.  Year-to-date through the third quarter, the Company repurchased 5 million shares on the open market for $235.3 million.  The Company has $965 million remaining on its share repurchase authorization.

During the third quarter, Dollar Tree opened 111 stores, expanded or relocated 16 stores, and closed 4 stores.  Retail selling square footage increased 7.1% compared to a year ago, to 40.1 million square feet.

39-Week Period Results
Year-to-date through the three quarters ended October 27, 2012, the Company's consolidated net sales were $5.15 billion, a 9.9% increase compared with the same period in 2011.  Comparable store sales increased 3.9%, on top of a 5.5% increase through three quarters last year.

Year-to-date earnings per diluted share were $1.69, compared with earnings per diluted share of $1.23 through three quarters last year.  Excluding the previously disclosed, one-time gain of $0.16 per share from the sale of our ownership interest in Ollie’s Holdings, Inc., our earnings per share through three quarters were $1.53.

Guidance
The Company estimates sales for the fourth quarter of 2012 to be in the range of $2.20 billion to $2.26 billion, based on flat- to- a low-single digit comparable store sales increase.  Diluted earnings per share are estimated to be in the range of $0.97 to $1.02

Full year sales are estimated to be in the range of $7.35 billion to $7.41 billion.  Diluted earnings per share are expected to be $2.65 to $2.70, including $0.16 earnings per diluted share from the sale of Ollie’s in the third quarter.  These estimates assume no impact from potential additional share repurchase activity, and incorporate the impact of a 53rd week in 2012, that will be recorded in the fourth quarter.  As we have previously disclosed, the extra week is expected to add $120 million to $130 million to sales and $0.07 to $0.08 earnings per diluted share, both of which are included in our guidance.

On Thursday, November 15, 2012, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST.  The telephone number for the call is 800-347-6109.  A recorded version of the call will be available until midnight Thursday, November 22, and may be accessed by dialing 888-203-1112, and the access code is 4237557.  A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, November 22.

Dollar Tree, a Fortune 500 Company, operated 4,630 stores in 48 states and 5 Canadian Provinces as of October 27, 2012.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding fourth quarter and full year sales and fourth quarter and full year diluted earnings per share and fourth quarter comparable-store sales, and the impact of the 53rd week of 2012.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 15, 2012, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed August 16, 2012 and in our other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011

Net sales	$1,720.5	$1,596.6	$5,148.7	$4,684.9

Cost of sales	1,120.9	1,036.0	3,346.8	3,041.1

Gross profit	599.6	560.6	1,801.9	1,643.8
	34.9%	35.1%	35.0%	35.1%

Selling, general & administrative expenses	415.4	395.7	1,245.3	1,163.7
	24.2%	24.8%	24.2%	24.8%

Operating income	184.2	164.9	556.6	480.1
	10.7%	10.3%	10.8%	10.2%

Interest expense, net	0.8	0.6	2.4	2.2
Other (income) expense, net	(60.7)	0.1	(61.8)	(0.1)

Income before income taxes	244.1	164.2	616.0	478.0
	14.2%	10.3%	12.0%	10.2%

Income tax expense	88.7	59.7	225.3	177.6
Income tax rate	36.3%	36.4%	36.6%	37.2%

Net income	$155.4	$104.5	$390.7	$300.4
	9.0%	6.5%	7.6%	6.4%

Net earnings per share:
Basic	$0.68	$0.44	$1.70	$1.24
Weighted average number of shares	228.8	239.6	230.5	243.1

Diluted	$0.68	$0.43	$1.69	$1.23
Weighted average number of shares	230.0	241.5	231.8	244.8

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	October 27,	January 28,	October 29,
	2012	2012	2011

Cash and cash equivalents	$222.4	$288.3	$280.2
Merchandise inventories, net	1,133.2	867.4	1,005.4
Other current assets	52.9	53.7	46.9
Total current assets	1,408.5	1,209.4	1,332.5

Property and equipment, net	932.4	825.3	816.5
Goodwill	173.3	173.1	173.5
Deferred tax assets, net	19.4	16.8	15.0
Other assets, net	105.7	104.0	93.7

Total assets	$2,639.3	$2,328.6	$2,431.2

Current portion of long-term debt	$14.3	$15.5	$15.5
Accounts payable	420.0	286.7	351.9
Other current liabilities	232.4	215.5	209.0
Income taxes payable, current	34.3	63.3	10.7
Total current liabilities	701.0	581.0	587.1

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	5.1	15.5	15.2
Other liabilities	144.3	137.5	132.0

Total liabilities	1,100.4	984.0	984.3

Shareholders' equity	1,538.9	1,344.6	1,446.9

Total liabilities and shareholders' equity	$2,639.3	$2,328.6	$2,431.2

STORE DATA:
Number of stores open at end of period	4,630	4,351	4,335
Total selling square footage (in millions)	40.1	37.6	37.4

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)
	Nine Months Ended
	October 27,	October 29,
	2012	2011

Cash flows from operating activities:
Net income	$390.7	$300.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	128.4	119.9
Gain on sale of investment in Ollie's Holdings, Inc.	(60.8)	-
Other non-cash adjustments	33.2	49.3
Changes in working capital	(178.1)	(150.9)
Total adjustments	(77.3)	18.3
Net cash provided by operating activities	313.4	318.7

Cash flows from investing activities:
Capital expenditures	(236.7)	(196.8)
Purchase of short-term investments	-	(6.0)
Proceeds from maturities of short-term investments	-	180.8
Proceeds from sale of investment in Ollie's Holdings, Inc.	62.3	-
Purchase of restricted investments	-	(5.3)
Proceeds from maturities of restricted investments	-	5.3
Other	(0.3)	-
Net cash used in investing activities	(174.7)	(22.0)

Cash flows from financing activities:
Payments for share repurchases	(235.3)	(345.9)
Proceeds from stock issued pursuant to stock-based
compensation plans	8.8	9.3
Tax benefit of stock-based compensation	24.5	10.5
Other	(1.4)	(1.5)
Net cash used in financing activities	(203.4)	(327.6)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.1)
Net decrease in cash and cash equivalents	(65.9)	(31.0)
Cash and cash equivalents at beginning of period	288.3	311.2
Cash and cash equivalents at end of period	$222.4	$280.2